Exhibit 99.1

KUMI D. WALKER
JOINS M/I HOMES BOARD

Columbus, Ohio (August 11, 2020) – M/I Homes, Inc. (NYSE: MHO) today announced that Kumi D. Walker, Chief Business Development & Strategy Officer for Root Insurance, Inc., has been appointed to the M/I Homes Board of Directors effective August 11, 2020. Mr. Walker will be filling a newly added seat to the M/I Homes Board.

In making the announcement, M/I Homes Chairman and CEO Robert H. Schottenstein stated: “We are pleased and honored to have Kumi Walker join our Board. He is a highly respected, proven leader with exceptional skills in business development, e-commerce, and digital media solutions. His expertise and acumen in these areas will greatly benefit our Company.”

In his role as Chief Business Development & Strategy Officer for Root Insurance, Kumi Walker leads strategy, business development, enterprise technology and corporate development. Prior to his role at Root Insurance, Mr. Walker held leadership roles with extensive business development experience across several technology-driven industries. Most recently, he was General Manager of Live Video, and Global Head of Platform Business Development for Twitter.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 120,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and are also currently sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, including the impact of COVID-19, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225